Exhibit 99

CTG Reports 2016 First Quarter Results

BUFFALO, N.Y., April 26, 2016 — CTG (NASDAQ:CTG), an information technology (IT) solutions and services company, today announced its financial results for the first quarter ended April 1, 2016.

First Quarter Highlights

•	Revenue was $85.9 million, compared with $84.2 million in the prior quarter and $97.5 million in the prior year first quarter;

•	Non-GAAP operating margin was 1.3%, excluding goodwill impairment charge of $21.5 million, compared with 4.4% in the fourth quarter and 2.3% in the first quarter 2015 (GAAP operating margin was -23.8%);

•	Non-GAAP net income was $0.04 per diluted share, excluding goodwill impairment of $1.35 per share, compared with $0.16 per diluted share in the prior quarter, and $0.08 per share in the year-ago quarter (GAAP EPS loss was $1.31 per diluted share);

•	Cash and short-term investments net of debt were $7.9 million at quarter end; and

•	Cash dividend of $0.06 per share was paid in the quarter.

CTG Chief Executive Officer Cliff Bleustein commented, “During the first quarter, we continued to execute on our business initiatives designed to expand CTG’s customer base and drive long-term growth. We are pleased to report non-GAAP earnings at the middle of our guidance range despite selective headwinds in the staffing, diversified industrials and healthcare markets. First quarter revenue grew sequentially as a result of three additional billing days in the quarter and early contribution from our new business efforts, but was slightly below our expectations due to weaker demand at one of our larger staffing customers. We added nine new staffing accounts in the quarter and continued to expand our new account pipeline through prior investments in sales hires. We increased recruiter headcount and are accelerating investments in additional recruiters and account executives to manage new and anticipated business. We expect to continue to hire recruiters and account executives during 2016 as we onboard new clients.

“Our health solutions and life sciences business also made significant progress in the quarter, adding five new clients and two new sales people. We have more than doubled our sales team over the last year, with nine sales professionals and two sales associates now focused on growing and diversifying our revenue opportunities in key end markets, particularly population health, EMR implementations and optimization, IT support and technology applications. We are managing the trail off at existing clients while building sales opportunities and closing contracts at new clients. We have seen the number of proposals written and submitted to clients more than double since Q1 2015 and have had to add additional subject matter experts and delivery directors to manage deal flow, enhance our operating capabilities and improve customer service at existing clients. These sales opportunities, proposal submittals and closed deals naturally precede revenue recognition and are critical to building a lasting revenue stream and growth. Additionally, we launched new platform services and advanced our blended off-shore capabilities in order to offer lower cost alternatives to prospective customers.

“Our diversified industrials business demonstrated steady performance in spite of the downturn in oil and gas related spending. We continue to focus on our strategy to expand our geographic reach and diversify our customer base through diligent execution of our sales plan.

“Finally, our European business is tracking well to our annual plan, and we signed 13 new clients in the first quarter. We also launched our new IT outsourcing offering in Luxembourg during the quarter, including a private cloud service, which opens a large number of opportunities at smaller customers.

“Our progress year to date is encouraging, and we continue to anticipate additional growth in our business pipeline based on the increasing contribution from our new sales hires. We also continue to actively evaluate acquisition opportunities that complement our strategy and potentially accelerate access to new geographies and customers. As we celebrate our 50th year in business, we remain focused on cultivating growth in markets characterized by increasing provider consolidation, reliance on outsourced services, use of managed service provider organizations and a blending of staffing and solutions capabilities into scope of work based mandates. We look forward to reporting further progress over the coming quarters.”

Consolidated Results

Revenue in the first quarter ended April 1, 2016 was $85.9 million, compared with $84.2 million in the fourth quarter of 2015 and $97.5 million in the first quarter of 2015. The year-over-year decline in revenue primarily reflects a decrease in staffing revenue at a large customer and the run-off of legacy EMR account business. Negative currency translation reduced revenue in the first quarter by $0.4 million.

Direct costs in the first quarter were $71.3 million, or 83.0% of revenue, compared with $67.4 million, or 80.1% of revenue in the fourth 2015 quarter, and $80.2 million, or 82.2% of revenue, in the year-ago first quarter. SG&A expense was $13.5 million, down from $15.1 million in the year-ago quarter.

Non-GAAP operating income excluding the goodwill impairment charge in the first quarter was $1.1 million, or 1.3% of revenue, compared with $3.7 million, or 4.4% of revenue, in the fourth quarter of 2015 and $2.2 million, or 2.3% of revenue, in the first quarter of 2015. The decline in operating margin reflects increased contribution from staffing as a percentage of revenue as well as the continued run-off of legacy EMR implementation projects.

CTG’s effective income tax rate in the first quarter was 0.8%, compared with 33.0% in the fourth quarter and 42.5% in the 2015 first quarter. The non-GAAP income tax rate in the first quarter 2016 was 36.2%.

Non-GAAP net income in the first quarter of 2016 was $648,000, or $0.04 per diluted share, compared with net income of $2.6 million, or $0.16 per diluted share, in the 2015 fourth quarter. Fourth quarter 2015 earnings per share included the benefit of $0.02 per diluted share related to a death benefit from an insurance policy on a former executive. Net income in the first quarter of 2015 was $1.3 million, or $0.08 per diluted share.

Goodwill Impairment Charge

CTG preliminarily recorded a non-cash impairment charge in the 2016 first quarter of $21.5 million, or $1.35 per diluted share, for the write-down of goodwill related to its healthcare business under generally accepted accounting principles. The charge was incurred after a review of the carrying value of goodwill triggered by a sustained decrease in the Company’s market capitalization below the carrying value of its net assets. The review assessed expected operating results, future cash flows, the healthcare market in general, and the market capitalization of the Company, and concluded that the fair value of goodwill was below its carrying value. The non-cash impairment charge does not impact the Company’s future performance or compliance with debt covenants under its existing revolving credit agreement. CTG’s balance sheet after the impairment charge includes $15.8 million in goodwill related to its healthcare business.

The Company is currently in the process of completing its goodwill valuation process, and expects the final goodwill impairment charge to range from $19.5 to $23.5 million, and be recorded prior to the Company filing its Form 10-Q with the Securities and Exchange Commission for the 2016 first quarter.

Balance Sheet

Cash and short term investments at April 1, 2016 were $9.4 million; long-term debt was $1.5 million. Days sales outstanding were 81 days in the first quarter of 2016 compared with 65 days in year-ago first quarter, primarily reflecting cessation of an early payment discount with a large customer. Tangible book value at April 1, 2016 was $4.27 per share.

Reconciliation of GAAP to Non-GAAP Information

The Company has referenced non-GAAP information in this news release. The Company believes that the use of non-GAAP financial information provides useful information to investors and management to gain an overall understanding of its current financial performance and prospects. In addition, non-GAAP financial measures are used by management for forecasting and facilitating ongoing operating decisions as well as measuring the Company’s performance. The Company believes that these non-GAAP measures align closely to its internal measurement processes and are reflective of the Company’s core operating results. Specifically, the non-GAAP information as presented excludes a goodwill impairment charge that the Company believes is not indicative of its core operating results. The reconciliation of GAAP to non-GAAP information for the quarter ended April 1, 2016 is as follows:

	Operating Income	Operating Margin	Net Income	Diluted EPS
GAAP results	$(20,466)	(23.8)%	$(20,373)	$(1.31)
Goodwill impairment charge	21,544	25.1%	21,021	1.35

Non-GAAP results	$1,078	1.3%	$648	$0.04

Guidance and Outlook

CTG expects total revenue for the 2016 second quarter to range between $85.0 and $87.0 million. Net income is expected to be between $0.03 and $0.05 per diluted share. There are 64 billing days in the second quarter 2016 vs. 63 billing days in the prior year quarter.

For the full year 2016, CTG expects revenue to range between $338 and $350 million. Non-GAAP net income is expected to be between $0.13 and $0.21 per diluted share, excluding the non-cash goodwill impairment charge.

Mr. Bleustein concluded, “While we expect 2016 to be a challenging year for many of our clients, we are executing well on our business objectives and growth strategies. Our previous actions to reduce and refocus operating expenses have partially offset our investment in talent acquisition and the transformation of our staffing and IT solutions platforms. We expect growth in our new business pipeline to begin converting to contracts in the second half of the year with revenue trailing contract conversion. In the interim, we remain committed to efficient operating practices and diversification of our customer base through new client wins across our platforms and markets.”

Conference Call and Webcast

CTG will hold a conference call today at 8:30 a.m. Eastern Time to discuss its financial results and business outlook. To access CTG’s conference call via telephone, dial 1-800-553-5260 by 8:20 a.m. Eastern Time and ask for the CTG conference call. The call will also be webcast from CTG’s website at http://www.ctg.com.

A replay of the call will be available between 10:30 a.m. Eastern Time April 26, 2016, and 11:59 p.m. Eastern Time April 29, 2016, by dialing 1-800-475-6701 and entering conference ID 382582. The webcast will be archived on CTG’s website at http://investor.ctg.com/events.cfm for approximately 90 days following completion of the conference call.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by 50 years of experience and proprietary methodologies, CTG has a proven track record of delivering high-value, industry-specific staffing services and solutions to its clients. CTG operates in North America and Western Europe, and regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and expectations for 2016, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new customers, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its customers, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for customers and talent, increased bargaining power of large customers, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the uncertainty of customers’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with customers, vendors, subcontractors or other parties, the change in valuation of recorded goodwill or capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or customers, the need to supplement or change our IT services in response to new offerings in the industry or changes in customer requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2015 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

Brendan Harrington, Chief Financial Officer

(716) 887-7244

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended
	April 1,	April 3,
	2016	2015
Revenue	$85,850	$97,477
Direct costs	71,305	80,172
Selling, general and administrative expenses	13,467	15,092
Goodwill impairment charge	21,544	—

Operating income (loss)	(20,466)	2,213
Other expense, net	(63)	(10)

Income (loss) before income taxes	(20,529)	2,203
Provision for income taxes	(156)	936

Net income (loss)	$(20,373)	$1,267

Net income (loss) per share:
Basic	$(1.31)	$0.08

Diluted	$(1.31)	$0.08

Weighted average shares outstanding:
Basic	15,524	15,407
Diluted	15,524	15,928
Cash dividend declared per share	$0.06	$0.06

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	April 1, 2016	December 31, 2015	April 3, 2015
Current Assets:
Cash and cash equivalents	$9,432	$10,801	$34,420
Accounts receivable, net	75,324	71,403	67,614
Other current assets	3,607	2,574	5,451

Total current assets	88,363	84,778	107,485
Property and equipment, net	6,057	5,488	6,619
Goodwill	15,755	37,231	37,218
Other assets	35,899	35,580	11,921

Total Assets	$146,074	$163,077	$163,243

Current Liabilities:
Accounts payable	$5,660	$8,236	$6,089
Dividend payable	958	925	—
Accrued compensation	22,369	17,541	24,391
Other current liabilities	6,021	5,102	6,987

Total current liabilities	35,008	31,804	37,467
Long-term debt	1,520	1,225	—
Other liabilities	12,447	12,331	14,437
Shareholders’ equity	97,099	117,717	111,339

Total Liabilities and Shareholders’ Equity	$146,074	$163,077	$163,243

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Quarter Ended
	April 1,	April 3,
	2016	2015
Net income (loss)	$(20,373)	$1,267
Depreciation and amortization expense	420	597
Equity-based compensation expense	377	365
Goodwill impairment charge	21,544	—
Other operating items	(1,669)	(6,642)

Net cash provided by (used in) operating activities	299	(4,413)
Net cash used in investing activities	(1,129)	(138)
Net cash used in financing activities	(911)	(806)
Effect of exchange rates on cash and cash equivalents	372	(1,085)

Net decrease in cash and cash equivalents	(1,369)	(6,442)
Cash and cash equivalents at beginning of period	10,801	40,862

Cash and cash equivalents at end of period	$9,432	$34,420

COMPUTER TASK GROUP, INCORPORATED (CTG)

Other Financial Information

(Unaudited)

(amounts in thousands except days data)

	For the Quarter Ended
	April 1,		April 3,
	2016		2015
Revenue by Service
IT Solutions	$25,783	30%	$32,217	33%
IT and Other Staffing	60,067	70%	65,260	67%

Total	$85,850	100%	$97,477	100%

Revenue by Vertical Market
Technology service providers	35%		28%
Manufacturing	23%		28%
Healthcare	20%		24%
Financial services	7%		7%
Energy	6%		6%
General markets	9%		7%

Total	100%		100%

Revenue by Location
North America	$68,065	79%	$79,694	82%
Europe	17,785	21%	17,783	18%

Total	$85,850	100%	$97,477	100%

Foreign Currency Impact on Revenue
Europe	$(406)		$(3,735)
Billable Travel Included in Revenue and Direct Costs
Billable Travel	$1,246		$1,778
Cash at End of Period	$9,432		$34,420
Cash provided by (used) in Operations	$299		$(4,413)
Long-term Debt Balance	$1,520		$0
Billable Days in Period	65		66

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CTG news releases are available on the Web at www.ctg.com.